UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 27, 2017

Date of Report (Date of Earliest Event Reported)

Dakota Plains Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36493	20-2543857
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

294 Grove Lane East Wayzata, Minnesota	55391
(Address of Principal Executive Offices)	(Zip Code)

(952) 473-9950
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth below in Item 1.03 of this Current Report on Form 8-K regarding the Asset Purchase Agreement (as defined below) is incorporated herein by reference.

Item 1.03	Bankruptcy or Receivership

As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2016, Dakota Plains Holdings, Inc. (the “Company”)(Case Number 16-43711) and its wholly-owned subsidiaries, Dakota Plains Transloading, LLC, Dakota Plains Sand, LLC, Dakota Plains Marketing, LLC, DPTS Marketing LLC, DPTS Sand, LLC and Dakota Petroleum Transport Solutions, LLC (together with the Company, the “Debtors”), filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) (the “Chapter 11 Case”) in the United Stated Bankruptcy Court for the District of Minnesota (the “Court”). The Company will continue to operate its business as “debtor-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and order of the Court.

On January 27, 2017, the Court approved a “stalking horse” asset purchase agreement, dated December 19, 2016 and amended January 26, 2017 (the “Asset Purchase Agreement”), by and between the Debtors and BioUrja Trading, LLC (the “Purchaser”), pursuant to which, subject to the terms and conditions of the Asset Purchase Agreement, the Purchaser agreed to purchase substantially all of the assets of the Debtors for a purchase price equal to approximately $10.85 million, which would be satisfied in cash and the assumption of certain specified liabilities, including payment of pre-petition cure costs of up to $50,000 required to be paid pursuant to Section 365 of the Bankruptcy Code and the remainder to be paid from the purchase price. The consummation of the transactions contemplated by the Asset Purchase Agreement is subject to certain customary conditions as specified in the Asset Purchase Agreement. The Asset Purchase Agreement also provides for a termination fee payable to the Purchasers upon the occurrence of certain events.

Copies of the Asset Purchase Agreement and the First Amendment to Asset Purchase Agreement are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, each of which is incorporated herein by reference. The description of the Asset Purchase Agreement, as amended by the First Amendment to Asset Purchase Agreement, is qualified in its entirety by reference to such exhibits.

Cautionary Statements

The Company cautions its security holders that trading in the Company’s securities during the pendency of the Chapter 11 Case will be highly speculative and will pose additional, substantial risks in addition to the various risks that the Company has previously disclosed in its press releases, registration statements filed under the Securities Act of 1933, as amended, and periodic reports and schedules filed under the Securities Exchange Act of 1934, as amended. Trading prices for the Company’s securities may not bear any substantive relationship to any recovery that the Company’s security holders may obtain in the Chapter 11 Case. In that context, the Company cannot provide any assurance in respect of the scope or amount, nature, or timing of any recovery for any such holders. Accordingly, we urge extreme caution with respect to existing and future investments in our securities.

A plan of reorganization, sale of assets or liquidation may result in the holders of the Company’s securities receiving little or no distribution in respect of their interests and cancellation of their existing securities. If certain requirements of the Bankruptcy Code are met, a Chapter 11 plan of reorganization could be confirmed notwithstanding its rejection by our security holders and notwithstanding the fact that such security holders do not receive or retain any property on account of their security interests under such plan.

Item 9.01	Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.	Description of Exhibits
10.1	Asset Purchase Agreement, dated December 19, 2016, among Dakota Plains Holdings, Inc. and its wholly-owned subsidiaries, Dakota Plains Transloading, LLC, Dakota Plains Sand, LLC, Dakota Plains Marketing, LLC, DPTS Marketing LLC, DPTS Sand, LLC and Dakota Petroleum Transport Solutions, LLC, and BioUrja Trading, LLC.

10.2	First Amendment to Asset Purchase Agreement, dated January 26, 2017, among Dakota Plains Holdings, Inc. and its wholly-owned subsidiaries, Dakota Plains Transloading, LLC, Dakota Plains Sand, LLC, Dakota Plains Marketing, LLC, DPTS Marketing LLC, DPTS Sand, LLC and Dakota Petroleum Transport Solutions, LLC, and BioUrja Trading, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2017	DAKOTA PLAINS HOLDINGS, INC.

/s/ Marty Beskow
Marty Beskow Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing
10.1	Asset Purchase Agreement, dated December 19, 2016, among Dakota Plains Holdings, Inc. and its wholly-owned subsidiaries, Dakota Plains Transloading, LLC, Dakota Plains Sand, LLC, Dakota Plains Marketing, LLC, DPTS Marketing LLC, DPTS Sand, LLC and Dakota Petroleum Transport Solutions, LLC, and BioUrja Trading, LLC.	Furnished Electronically

10.2	First Amendment to Asset Purchase Agreement, dated January 26, 2017, among Dakota Plains Holdings, Inc. and its wholly-owned subsidiaries, Dakota Plains Transloading, LLC, Dakota Plains Sand, LLC, Dakota Plains Marketing, LLC, DPTS Marketing LLC, DPTS Sand, LLC and Dakota Petroleum Transport Solutions, LLC, and BioUrja Trading, LLC.	Furnished Electronically